Exhibit 99.1

Vera Bradley Public Relations Mediacontact@verabradley.com 877-708-VERA (8372)

Vera Bradley Elects Matthew McEvoy as Director

FORT WAYNE, Ind. (August 3, 2011) – Vera Bradley, Inc. (Nasdaq: VRA) announced today that its board of directors unanimously elected Matthew McEvoy as a director, effective July 29, 2011.

Mr. McEvoy is Senior Vice President of Strategy and New Business Development at Burberry Group plc. Prior to joining Burberry in 2002, Mr. McEvoy worked for nearly fifteen years at Goldman Sachs, where he held positions of increasing responsibility, including Vice President of the Retail and Apparel Focus Group from 1993 to 1999. Mr. McEvoy is a graduate of Harvard Business School and Harvard College.

“We are fortunate that Matt is joining our board of directors,” said Michael C. Ray, Vera Bradley’s chief executive officer. “With his global business experience and expertise on a broad range of issues, Matt will be a tremendous addition to our board as we continue to execute our growth strategies.”

About Vera Bradley: Friends Barbara Bradley Baekgaard and Patricia R. Miller founded Vera Bradley in 1982. Today, Vera Bradley is sold through 3,300 specialty stores and 47 Vera Bradley stores nationwide. Vera Bradley accessories, handbags, and travel and paper & gift items have recently been spotted on Desperate Housewives, Brothers and Sisters, Entourage, and Modern Family, and in over 20 feature-length films. Visit www.verabradley.com for a store near you or to learn more.